Exhibit 99.24(b)(10)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southern Farm Bureau Life Insurance Company:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report refers to the preparation of the financial statements using accounting practices prescribed or permitted by the Mississippi Insurance Department, which practices differ from U.S. generally accepted accounting principles, and the effects of the variances between statutory accounting principles and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

/s/ KPMG LLP

Jackson, Mississippi
April 25, 2006